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                                                                     EXHIBIT 4.2

                           SECOND AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT


         THIS SECOND AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (this "AGREEMENT") made and entered into as of the date last below written, by and among ODYSSEY HEALTHCARE, INC. a Delaware corporation (the "COMPANY"), those persons whose names are set forth on Schedule I hereto (hereinafter sometimes referred to collectively as the "FOUNDERS" and singularly as a "FOUNDER"), those persons whose names are set forth on Schedule II hereto (hereinafter sometimes referred to collectively as the "INVESTORS" and singularly as an "Investor") and those persons whose names are set forth on Schedule III hereto and who agree in writing pursuant to Section 28 of this Agreement to become parties hereto (herein sometimes referred to collectively as "HOLDERS" and singularly as a "HOLDER") (the Investors, the Founders and the Holders being sometimes referred to herein collectively as the "PARTIES" and singularly as a "PARTY"). This Agreement amends, restates and supersedes the Amended and Restated Stockholders' Agreement dated as of February 12, 1997 by and among the Company, the Founders and certain of the Investors.

         WHEREAS, the Founders are the holders of an aggregate of 3,643,000 shares of common stock, $0.001 par value, of the Company (the "COMMON STOCK");

         WHEREAS, the Company has previously issued and sold to certain of the Investors (i) 7,091,091 shares (the "SERIES A PREFERRED SHARES") of Series A Convertible Preferred Stock, $.001 par value per share, of the Company (the "SERIES A CONVERTIBLE PREFERRED STOCK") pursuant to that certain Series A Convertible Preferred Stock Purchase Agreement dated as of January 26, 1996 (the "SERIES A PURCHASE AGREEMENT") by and among the Company and certain of the Investors and (ii) 6,400,000 shares (the "SERIES B PREFERRED SHARES") of Series B Convertible Preferred Stock, $.001 par value per share, of the Company (the "SERIES B CONVERTIBLE PREFERRED STOCK") pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement dated as of February 12, 1997 (the "SERIES B PURCHASE AGREEMENT") by and among the Company and certain of the Investors;

         WHEREAS, the Company has previously issued and sold to certain of the Investors (i) its convertible promissory notes in the aggregate principal amount of $1,500,000 and (ii) warrants (the "PREFERRED WARRANTS") for the purchase (subject to adjustment as provided therein) of an aggregate of 119,993 shares (the "PREFERRED WARRANT SHARES") of Series B Preferred Stock, in each case pursuant to that certain Promissory Note and Warrant Purchase Agreement dated as of May 22, 1998 (the "BRIDGE NOTE PURCHASE AGREEMENT") by and among the Company, the Founders and certain of the Investors;

         WHEREAS, certain of the Investors propose to purchase an aggregate of 2,857,137 shares (the "SERIES C PREFERRED SHARES" and together with the Series A Preferred Shares, the Series B Preferred Shares and the Preferred Warrant Shares, the "PREFERRED SHARES") of Series C Convertible Preferred Stock, $.001 par value per share, of the Company (the "SERIES C CONVERTIBLE PREFERRED STOCK" and together with the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, the "PREFERRED STOCK") pursuant to a certain Series C



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Convertible Preferred Stock Purchase Agreement dated as of the date hereof
(the "SERIES C PURCHASE AGREEMENT") by and among the Company and certain of the Investors;

         WHEREAS, Capital Resource Lenders III, L.P., a Delaware limited partnership and CRP Investment Partners III, L.L.C., a Delaware limited liability company (collectively, the "NOTE PURCHASERS"), propose to purchase (i) 12.0% Senior Subordinated Notes due 2005 (the "NOTES") in the aggregate principal amount of $12,000,000 from the Company and certain of its subsidiaries and (ii) Common Stock Purchase Warrants (the "NOTE WARRANTS") for the purchase (subject to adjustment as provided therein) of an aggregate of 1,943,520 shares (the "NOTE WARRANT SHARES") of Common Stock, $.001 par value per share, of the Company, in each case pursuant to that certain Senior Subordinated Note and Warrant Purchase Agreement dated as of the date hereof (the "NOTE PURCHASE AGREEMENT") among the Company and the Note Purchasers; and

         WHEREAS, it is a condition to the obligations of the Investors under the Series C Agreement and the obligations of the Note Purchasers under the Note Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Parties hereby agree with each other as follows:

         1. PROHIBITED TRANSFERS. None of the Parties shall sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, all or any part of the Shares (as hereinafter defined) owned by him or it except in compliance with the terms of this Agreement and, in the case of Richard R. Burnham ("BURNHAM") and David C. Gasmire ("GASMIRE"), a Stock Repurchase Agreement by and between the Company and each of Burnham and Gasmire, dated January 26, 1996. For purposes of this Agreement, the term "SHARES" shall mean and include all shares of capital stock of the Company (including any options, warrants or other securities exercisable or convertible into any shares of capital stock of the Company), whether now owned or hereafter acquired and whether or not owned by a Party.

         2. RIGHT OF FIRST REFUSAL. The Company shall, prior to any issuance by the Company of any of its securities (other than debt securities with no equity feature), offer to each Party by written notice the right for a period of fifteen (15) days, to purchase for cash at an amount equal to the price or other consideration and on the material terms for which such securities are to be issued, a number of such securities so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of Common Stock of all such securities that are so convertible, exercisable or exchangeable), such Party will continue to maintain its same proportionate equity ownership in the Company as of the date of such notice (treating each Party, for the purpose of such computation, as the holder of the number of shares of Common Stock which would be issuable to such Party on the date such offer is made, upon conversion, exercise or exchange of other securities of the Company held by such Party into or for (whether directly or indirectly) shares of Common Stock and assuming the like conversion, exercise and exchange of all such other securities held by other persons); provided, however, that the first refusal rights of the Parties pursuant to this Section 2 shall not apply to securities issued (A) upon conversion of any of the Preferred Shares, (B) upon exercise of the



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Note Warrants, (C) upon exercise of the Preferred Warrants and upon conversion of the Preferred Warrant Shares, (D) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock,
(E) pursuant to subscriptions, warrants, options, convertible securities, or other rights which are listed in Schedule II, Section 2.04 to the Series C Agreement as being outstanding on the Closing Date (as that term is defined in the Series C Agreement), (F) solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity, (G) pursuant to a firm commitment public offering, (H) pursuant to the exercise of options to purchase Common Stock granted to directors, officers, employees or consultants of the Company pursuant to a plan approved by a majority of the members of the Board of Directors, not to exceed in the aggregate 2,278,000 shares (in each case appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock) less the number of shares (as so adjusted) issued pursuant to options outstanding on the Closing Date and listed on Schedule II, Section 2.04 to the Series C Agreement pursuant to clause (E) above (the shares exempted by this clause (H) being hereinafter referred to as the "RESERVED EMPLOYEE SHARES"), (I) options, warrants, convertible securities or other rights to purchase Common Stock issued with the approval of a majority of the Board of Directors and the approval of the Company's Chief Executive Officer in transactions with directors, officers, employees, vendors, suppliers, customers, lessors, or consultants, the primary purpose of which is not to raise additional equity capital for the Company, and (J) upon the exercise of any right which was not itself in violation of the terms of this Section 2. The amount of securities to be issued by the Company that each Party is entitled to purchase under this
Section 2 shall be referred to as that Party's "PRO RATA PORTION." The Company's written notice to the Parties shall describe the securities proposed to be issued by the Company and specify the number, price and payment terms. The Parties shall have a right of oversubscription such that if any Party fails to accept the offer as to its Pro Rata Portion, the other Parties shall, among them, have the right to purchase up to the balance of the offered securities not so purchased. Such right of oversubscription may be exercised by a Party by accepting the offer as to more than its Pro Rata Portion. If, as a result thereof, such oversubscriptions exceed the total number of offered securities available in respect of such oversubscription privilege, the oversubscribing Parties shall be cut back with respect to their oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Portions or as they may otherwise agree among themselves. Each Party may accept the Company's offer as to the full number of securities offered to all the Parties or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the aforesaid fifteen (15) day period, in which event the Company shall sell within thirty (30) days and such Party shall buy, upon the terms specified, the number of securities agreed to be purchased by such Party. The Company shall be free at any time prior to ninety (90) days after the date of its notice of the offer to the Parties, to offer and sell to any third party or parties the number of such securities not agreed by the Parties to be purchased by them, at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to the Parties. However, if such third party sale or sales are not consummated within such ninety (90) day period, the Company shall not sell such securities as shall not have been purchased within such period without again complying with this Section 2.



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         3.       RIGHT OF FIRST OFFER ON DISPOSITIONS.

                  (a) If at any time any Party desires to sell all or any part of his or its Shares, such Party (the "OFFEROR") shall promptly deliver to the Company and each other Party a written notice (the "NOTICE") of such Offeror's intention to sell and such Notice shall contain a written offer (the "OFFER") to sell such Shares (the "OFFERED SHARES") to the Company. The Offer shall disclose the Offered Shares proposed to be sold, the total number of Shares owned by the Offeror, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the Company may acquire, in accordance with the provisions of this Agreement, all of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

                  (b) The Company shall have the absolute right to purchase all but not less than all of the Offered Shares. If the Company elects to exercise its right of purchase, the Company shall give notice of such exercise to the Offeror no later than fifteen (15) days after receipt of the Offer.

                  (c) Sales of the Offered Shares to be sold to the Company pursuant to this Section 3 shall be made at the offices of the Company unless otherwise arranged by the respective parties, on the 45th day following the date the Offer is made (or if such 45th day is not a business day, then on the next succeeding business day) (the "PURCHASE DATE"). Such sales shall be effected by the Offeror's delivery to the Company of a certificate or certificates evidencing the Offered Shares to be purchased by the Company, duly endorsed for transfer to the Company, against payment to the Offeror of the purchase price therefor.

                  (d) If, for any reason whatever, the Company shall not exercise its right to purchase the Offered Shares pursuant to this Section 3, then the Company shall provide written notice (the "PARTICIPATION NOTICE") of its intent not to purchase the Offered Shares to all Parties no later than fifteen (15) days after its receipt of the Offer and each such Party (other than the Offeror) (individually, an "OFFEREE PARTY" and collectively, the "OFFEREE PARTIES") shall have the right to purchase, on the same terms and conditions set forth in the Offer, that portion of the Offered Shares to be determined in the manner set forth herein. Each such Offeree Party shall have the right to purchase that number of Offered Shares as shall be equal to the aggregate Offered Shares multiplied by a fraction, the numerator of which is the number of shares of Common Stock then held by, and which would be issuable to, such Offeree Party, upon conversion, exercise or exchange of all other securities of the Company then held by such Offeree Party into or for (whether directly or indirectly) shares of Common Stock and the denominator of which is the aggregate number of shares of Common Stock then issued and outstanding and held by all Offeree Parties, including all shares of Common Stock which would be issuable to such Offeree Parties, upon conversion, exercise or exchange of all other securities of the Company then held by such Offeree Parties into or for (whether directly or indirectly) shares of Common Stock. The amount of Offered Shares each Offeree Party is entitled to purchase under this paragraph (d) shall be referred to as such Offeree Party's "PRO RATA FRACTION." Each Offeree Party may elect to purchase all but not less all of its Pro Rata Fraction of the Offered Shares. Each Offeree Party shall exercise its right to purchase its Pro Rata Fraction of the Offered Shares under this paragraph (d) as soon as practicable after receipt from the Company of the Participation Notice, and in all events within ten (10) days after receipt thereof. In the event that an Offeree Party shall elect to purchase its Pro Rata Fraction of the Offered Shares, such Offeree Party shall individually communicate in writing (the "ELECTION NOTICE") such election to purchase to the Offeror and the closing of the purchase of such Offered



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Shares by the Offeree Parties shall take place at the same time and in the same manner contemplated by paragraph (c) of this Section 3.

                  (e) Each Offeree Party that has elected to purchase any Offered Shares pursuant to paragraph (d) of this Section 3 (each such Offeree Party, for purposes of this paragraph (e), an "ELECTING PARTY") shall have a right of oversubscription. If any Offeree Party fails to exercise its right to purchase its Pro Rata Fraction of the Offered Shares under paragraph (d) of this
Section 3, the Offeror shall, within five (5) days after receipt of all Election Notices, deliver to the Company and to each Electing Party a written notice (the "OVERSUBSCRIPTION NOTICE") as to the amount (the "OVERSUBSCRIPTION OFFERED SHARES") of the Offered Shares with respect to which each such nonpurchasing Offeree Party has failed to exercise its right under paragraph (d) of this
Section 3. Each Electing Party shall have the right to purchase that number of Oversubscription Offered Shares as shall be equal to the aggregate Oversubscription Offered Shares multiplied by a fraction, the numerator of which is the number of shares of Common Stock then held by, and which would be issuable to, such Electing Party, upon conversion, exercise or exchange of all other securities of the Company then held by such Electing Party into or for (whether directly or indirectly) shares of Common Stock and the denominator of which is the aggregate number of shares of Common Stock then issued and outstanding and held by all Electing Parties, including all shares of Common Stock which would be issuable to such Electing Parties, upon conversion, exercise or exchange of all other securities of the Company then held by such Electing Parties into or for (whether directly or indirectly) shares of Common Stock. The amount of Oversubscription Offered Shares each Electing Party is entitled to purchase under this paragraph (e) shall be referred to as such Electing Party's "Pro Rata Oversubscription Fraction." Each such Electing Party that may purchase such Oversubscription Offered Shares in accordance with this paragraph (e) may elect to purchase all but not less than all of its Pro Rata Oversubscription Fraction of the Oversubscription Offered Shares. Each Electing Party shall exercise its right to purchase its Pro Rata Oversubscription Fraction of the Oversubscription Offered Shares as soon as practicable after receipt from the Offeror of the Oversubscription Notice, and in all events within five (5) day after receipt thereof. In the event that an Electing Party shall elect to purchase its Pro Rata Oversubscription Fraction of the Oversubscription Offered Shares, such Electing Party shall individually communicate in writing such election to purchase to the Offeror and the closing of the purchase of such Oversubscription Offered Shares by the Electing Parties shall take place at the same time and in the same manner contemplated by paragraph (c) of this Section 3.

                  (f) In the event that the Company or the Offeree Parties do not purchase all of the Offered Shares by the Purchase Date, the Offered Shares may be sold by the Offeror at any time within 180 days after the date the Offer is made, subject to the provisions of paragraph (g) of this Section 3 and
Section 5. Any such sale shall be to any one or more of the Proposed Offerees (as defined below), at not less than ninety percent (90%) of the price and upon other terms and conditions, if any, not more favorable to the Proposed Offerees than those specified in the Offer. Any such Offered Shares not sold within such 180-day period shall continue to be subject to the provisions of this Section 3.

                  (g) The Offeror must give written notice (the "PROPOSED OFFEREE NOTICE") to the Company and each of the Offeree Parties of the identities of the proposed purchaser(s) ("PROPOSED OFFEREE(s)") of the Offered Shares. The Company may withhold its consent to the sale of the Offered Shares to the Proposed Offeree(s) within five (5) business days after receipt



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of Offeror's notice respecting such Proposed Offerees, provided that the Board of Directors of the Company, in good faith, articulates reasons why the proposed sale of any or all of the Offered Shares to the Proposed Offeree(s) would materially adversely affect the Company. Any such withholding of consent shall be based upon written documentation, which documentation shall be furnished to the Offeror concurrently with the Company's notice of withholding consent. If the Company does not withhold its consent to the sale of the Offered Shares to the Proposed Offeree(s) within said five (5) business days, the Offeror may sell the Offered Shares to the Proposed Offerees pursuant to the terms and conditions of paragraph (f) of this Section 3.

         4. LIMITED WAIVER OF PRE-EMPTIVE RIGHTS. Each of the Founders and the Investors waives any rights of first refusal or other pre-emptive rights, and waives any notice which may be required in connection with such rights, arising out of this Agreement or out of any other source which such Founder and/or Investor may have to purchase any equity securities arising out of or in connection with the issuance by the Company of (i) the 2,857,143 shares of Series C Convertible Preferred Stock pursuant to the Series C Agreement and (ii) the Notes and the Note Warrants pursuant to the Note Purchase Agreement. Said waiver is limited to the original issuance of the aforementioned shares.

         5. PERMITTED TRANSFERS. Anything herein to the contrary notwithstanding, the provisions of Sections 1 and 3 shall not apply to: (i) any transfer of Shares by a Party by gift or bequest or through inheritance to, or for the benefit of, any member or members of such Party's immediate family; (ii) any transfer of Shares by a Party to a trust in respect of which such Party serves as trustee, provided that the trust instrument governing said trust shall provide that such Party, as trustee, shall retain sole and exclusive control over the voting and disposition of said Shares until the termination of this Agreement; (iii) any sale or transfer of Shares to the Company (including the repurchase by the Company of the Note Warrants or Note Warrant Shares pursuant to Section 3.03 of the Note Purchase Agreement); (iv) any sale of Shares pursuant to the Company's initial underwritten public offering; and (v) any sale or transfer of Shares by a Party to an affiliate, partner or shareholder of such Party. In the event of any such transfer, other than pursuant to clauses (iii) or (iv) of this Section 5, or a transfer pursuant to clause (v) of this Section 5 where such affiliate, partner, or shareholder acquires less than twenty-five percent (25%) of such Party's total number of Shares, the transferee of the Shares shall hold the Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by, this Agreement and shall be deemed a Party for all purposes hereof.

         6. ELECTION OF DIRECTORS. Each Party agrees to vote all of his or its Shares at all elections of directors of the Company so that the Board of Directors of the Company shall consist of nine (9) members. Pursuant to the foregoing, each Party agrees to vote his or its Shares to cause and maintain the election to the Board of Directors of the Company of three (3) persons designated by the Founders and four (4) persons designated by the Investors. On the date hereof, the three (3) persons initially designated by the Founders shall be David L. Steffy, David W. Cross and Richard R. Burnham and the four (4) persons initially designated by the Investors shall be Mark A. Wan, Ellen M. Feeney, Wycliffe E. Grousbeck and Alexander S. McGrath. Thereafter, each of (i) Three Arch Partners, L.P. and Three Arch Associates, L.P.; (ii) Weiss, Peck & Greer Venture Associates III, L.P. and WPG Enterprise Found II, L.P.; (iii) Highland Capital Partners III Limited Partnership and Highland Entrepreneurs' Fund III Limited Partnership; and (iv) Capital Resource Lenders III, L.P. and CRP Investment Partners III, L.L.C. shall designate one (1) of the persons to serve as the members of the Board of Directors



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designated by the Investors. The Founders and the Investors shall agree upon a person knowledgeable in the Company's industry to nominate as the eighth director and they shall vote their shares to elect said person as a director. So long as Richard R. Burnham is the President of the Company, he shall be one of the three persons designated by the Founders to sit on the Board of Directors. Each Party further agrees to vote his or its shares to remove any director whose removal is requested by the Parties who designated the election of such director. Upon such removal a replacement director shall be designated by the Party or Parties requesting the removal of the removed director. Any action required to be taken by the Founders under this Section 6 shall be by vote of the Founders holding at least two-thirds of the shares then held by all Founders. Any action required to be taken by the Investors under this Section 6 shall be by vote of the Investors holding at least two-thirds of the Preferred Shares then held by all Investors, and for the purpose of such computation, the number of shares deemed to be held by each holder of the Preferred Shares shall be calculated by determining the number of shares of Common Stock the Preferred Shares would be converted into, assuming conversion of such Preferred Shares as of the date such action is to be taken.

         7. FINANCIAL STATEMENTS, REPORTS, ETC. The Company shall furnish to each Investor:

                  (a) as soon as available and in any event within thirty (30) days after the end of each month, consolidated and consolidating balance sheets of the Company and its subsidiaries as of the end of such month and consolidated and consolidating statements of income and of cash flows of the Company and its subsidiaries for such month and for the periods commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (except that the Company will not be required to commence providing such comparative financial data for the corresponding period of the preceding fiscal year until January 31, 1999) and the Budget (as defined herein) for the current year, all in reasonable detail, in a format reasonably satisfactory to the Investors, and duly certified (subject to normal year-end adjustments) by the chief financial officer or principal accounting officer of the Company as having been prepared in accordance with generally accepted accounting principals recognized as such by the American Institute of Certified Public Accountants (except for the absence of footnotes) and including a discussion by the Company's management of any material variance from the Budget for such fiscal year;

                  (b) as soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its subsidiaries, including therein consolidated and consolidating balance sheets of the Company and its subsidiaries (or its operating divisions) as of the end of such fiscal year and consolidated and consolidating statements of income and retained earnings and of cash flows of the Company and its subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants of recognized national standing acceptable to the Investors;

                  (c) prior to the end of each fiscal year of the Company, (x) an operating budget (the "BUDGET") of the Company and its subsidiaries for the next fiscal year in the form customarily prepared by management for internal use, which Budget shall be reasonably



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satisfactory in form to the Investors but which shall in any case include a detailed consolidated balance sheet and detailed consolidated monthly statements of income and cash flows;

                  (d) at the time of delivery of each monthly and annual statement, a certificate, executed by the chief financial officer or principal accounting officer of the Company, stating that such officer has caused this Agreement, the Note Purchase Agreement, the Notes, the terms of the Preferred Shares, the Warrants and the Preferred Warrants to be reviewed and has no knowledge of any default by the Company or any of its subsidiaries in the performance or observance of any of the provisions of this Agreement, the Note Purchase Agreement, the Notes, the terms of the Preferred Shares, the Warrants or the Preferred Warrants or, if such officer has such knowledge, specifying such default and the nature thereof;

                  (e) promptly upon receipt thereof, any written report submitted to the Company or any of its subsidiaries by independent public accountants in connection with an annual or interim audit of the books of the Company and its subsidiaries made by such accountants;

                  (f) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that could materially adversely affect the Company or any of its subsidiaries;

                  (g) promptly after sending, making available, or filing the same, such reports and financial statements as the Company or any of its subsidiaries shall send or make available to the stockholders of the Company or the Securities and Exchange Commission; and

                  (h) such other information respecting the business, assets, liabilities, financial condition, results of operations or prospects of the Company or any of its subsidiaries as the Investors may from time to time reasonably request, and to make available to the Investors and their representatives, members of management and employees with significant responsibilities (such as department heads) for the purposes of updating the Investors as to the condition of the Company and its subsidiaries.

         Notwithstanding the foregoing, the Company shall be obligated to provide the financial statements, reports, etc. described in this Section 7 to a transferee of an Investor only if (i) there is transferred to such transferee at least 100% of the total number of Preferred Shares originally issued pursuant to the Series C Agreement, the Series B Agreement and the Series A Agreement to the direct or indirect transferor of such transferee, (ii) there is transferred at least 100% of the Note Warrants or Preferred Warrants originally issued pursuant to the Note Purchase Agreement and Bridge Note Purchase Agreement, as the case may be, to the direct or indirect transferor or such transferee or (iii) such transferee is a partner, shareholder, or affiliate of a Party hereto; provided however, that in the event the number of transferees becomes excessive, as reasonably determined by the Company, the Company may request that the transferees appoint a single representative to act on their behalf and to receive all notices which any or all of them are entitled to receive pursuant to this Agreement.

         8. PROPERTIES, BUSINESS, INSURANCE. The Company shall, within thirty
(30) days after the Closing (as such term is defined in the Series C Purchase Agreement), maintain and



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cause each of its subsidiaries to maintain as to their respective properties and business, with financial sound and reputable insurers, insurance against such causalities and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient. The Company shall, within ninety (90) days after the Closing, also maintain in effect "key person" life insurance policies, payable to the Company, on the lives of Richard R. Burnham, David C. Gasmire and Bradley J. Velie (so long as they remain employees of the Company), each in the face amount of at least $1,000,000, $1,000,000 and $500,000, respectively. The Company shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy. If requested by Investors holding at least two-thirds of the outstanding Preferred Shares and Preferred Warrant
Shares assuming exercise of the Preferred Warrants) (for the purpose of such computation, the number of shares deemed to be held by each holder of Preferred Shares shall be calculated by determining the number of shares of Common Stock the Preferred Shares would be converted into, assuming conversion of such Preferred Shares as of the date of such request), the Company will add one designee of such Investors as a notice party for each such policy and shall request that the issuer of each policy provide such designee with ten (10) days' notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

         9. INSPECTION. CONSULTATION, AND ADVICE. The Company shall permit and cause each of its subsidiaries to permit each Investor and such persons as it may designate, at such Investor's expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books, discuss the affairs, finances, and accounts of the Company and its subsidiaries with their officers, employees, and public accountants (and the Company hereby authorizes said accountants to discuss with such Investor and such designees such affairs, finances, and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances, and accounts, all at reasonable times and upon reasonable notice; provided, however, that inspection and other rights conferred herein on the Investor shall inure to the benefit of a transferee of Preferred Shares, Note Warrants, Preferred Warrants, as the case may be, only if (i) there is transferred to such transferee at least 100% of the total number of Preferred Shares issued pursuant to the Series C Agreement, the Series B Agreement and the Series A Agreement to the direct or indirect transferor of such transferee, (ii) there is transferred to such transferee at least 100% of the Note Warrants or Preferred Warrants, as the case may be, issued pursuant to the Note Purchase Agreement or the Bridge Note Agreement to the direct or indirect transferor of such transferee or (iii) such transferee is a partner, shareholder or affiliate of a Party hereto; and, further provided, however, that in the event the number of transferees becomes excessive, as reasonably determined by the Company, the Company may request that the transferees appoint a single representative to act on their behalf and to receive all notices which any or all of them are entitled to receive pursuant to this Agreement.

         10. RESTRICTIVE AGREEMENTS PROHIBITED. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts the Company's performance of the Series C Agreement, the Note Purchase Agreement, the Bridge Note Purchase Agreement, the Second Amended and Restated Registration Rights Agreement of even date herewith between the Company and the Parties hereto, this Agreement, or the Company's Third Amended and Restated Certificate of Incorporation (the "CHARTER"), as all such may be amended from time to time in accordance with their terms and applicable law.

         11. TRANSACTIONS WITH AFFILIATES. Except for transactions contemplated by this Agreement or as otherwise approved by the Board of Directors, neither the Company nor any of its subsidiaries shall enter into any transaction with any director, officer, employee or holder of more than five percent (5%) of the outstanding capital stock of any class or series of capital stock of the Company or any of its subsidiaries, member of the family of any such person, or any corporation, partnership, trust, or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner, or holder of more than five percent (5%) of the outstanding capital stock thereof, except for transactions on customary terms related to such person's employment.

         12. BOARD OF DIRECTORS MEETINGS. The Company shall use its best efforts to ensure that meetings of its Board of Directors are held at least four times each year and at least once each quarter.

         13. COMPENSATION. The Company shall not pay to its management compensation in excess of that compensation customarily paid to management in companies of similar size, of similar maturity, and in similar businesses and shall not, in any event, exceed the compensation levels established by the Compensation Committee of the Board of Directors without the approval of a majority of the members of such Compensation Committee.

         14. AMENDED AND RESTATED BY-LAWS. The Company shall at all times cause its Amended and Restated By-laws to provide that, (a) unless otherwise required by the laws of the State of Delaware, (i) the Chairman of the Board of Directors, (ii) the President of the Company, (iii) a majority of the directors, or (iv) the holders of not more than a majority of the issued and outstanding shares of the Company entitled to vote for the election of directors shall have the right to call a meeting of the stockholders, (b) (i) the Chairman of the Board of Directors, (ii) the President of the Company, or (iii) one-third of the directors (rounded up to the nearest whole number) shall have the right to call a meeting of the Board of Directors, and (c) the number of directors fixed in accordance therewith shall in no event conflict with any of the terms or provisions of the Charter. The Company shall at all times maintain provisions in its By-laws and/or Charter indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

         15. PERFORMANCE OF CONTRACTS. The Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the employee nondisclosure agreements with any of the Company's employees or the employment agreements with the Company's executive employees without the approval of a majority of the Company's Board of Directors.

         16. VESTING OF RESERVED EMPLOYEE SHARES. Except as set forth on schedules to the Series C Agreement, the Company shall not grant to any of its employees options to purchase shares of Common Stock pursuant to a stock option plan which will become exercisable at a rate in excess of twenty percent (20%) per annum from the date of such grant with the first vesting occurring after the first year of employment (except in the case of merger, consolidation, sale of all (or substantially all) of the assets of the Company, or other business combination involving the sale or transfer of all (or substantially all) of the capital stock of the Company in which the Company is not the surviving entity, or, if it is the surviving entity, either (i) does not survive as an operating ongoing concern in substantially the same line of business, or (ii) is controlled by persons or entities previously unaffiliated with the Company, in which case such shares may vest immediately), without the approval of a majority of the Company's Board of Directors. The Company shall reserve a right of first refusal to purchase any shares of Common Stock issued to an optionee under a stock option plan if such person wishes to transfer any of such shares at any time before the closing of an underwritten public offering under the Securities Act of 1933, as amended, with respect to the Company's Common Stock.

         17. EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENTS. The Company shall obtain, and shall use its best efforts to cause its subsidiaries to obtain, appropriate employee nondisclosure agreements or equivalent agreements from all future officers, key employees and other employees, who will have access to confidential information of the Company or any of its subsidiaries, upon their employment by the Company or any of its subsidiaries.

         18. PURCHASES, DISTRIBUTIONS AND DIVIDENDS. The Company shall not, without the consent of the Note Purchasers and the holders of at least two-thirds of the then outstanding Preferred Shares, purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than the Preferred Shares, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for (i) the purchase by the Company of the Note Warrants and/or the Note Warrant Shares pursuant to Section 3.03 of the Note Purchase Agreement and (ii) the purchase of shares of Common Stock or Preferred Shares from former employees of the Company who acquired such shares directly from the Company, if each such purchase is made pursuant to contractual rights held by the Company relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Company for such shares.

         19. U.S. REAL PROPERTY INTEREST STATEMENT. Upon a written request by any Investor, the Company shall provide such Investor with a written statement informing the Investor whether such Investor's interest in the Company constitutes a U.S. real property interest. The Company's determination shall comply with the requirements of Treasury Regulation section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company's written statement to any Investor shall be delivered to such Investor within ten (10) days of such Investor's written request therefor. The Company's obligation to furnish a written statement pursuant to this Section 19 shall continue notwithstanding the fact that a class of the Company's stock may be regularly traded on an established securities market.

         20. TERMINATION. This Agreement, and the respective rights and obligations of the Parties, shall terminate on the closing of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of Common Stock approved by the Company's Board of Directors. In addition, the rights of a Party to purchase securities pursuant to Section 2 shall terminate on the date such Party shall own less than 20% of the shares of Common Stock owned by such Party on the date hereof (treating such Party, for the purposes of such computation, as the holder of the number of shares of Common Stock which would be issuable to such Party, upon the conversion, exercise or exchange of securities that are convertible, exercisable or exchangeable into or for (whether directly or indirectly) shares of Common Stock and assuming the like conversion, exercise and exchange of all such securities held by other persons).

         21. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered, telecopied or mailed by first class, registered or certified mail, postage prepaid, to each Party at its respective address set forth on Schedules I and II hereof, or to such other address as the addressee shall have furnished to the other Parties hereto in the manner prescribed by this Section 21.

         22. SPECIFIC PERFORMANCE. The rights of the Parties under this agreement are unique and, accordingly, the Parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

         23. LEGEND. The certificates representing the Shares subject to this Agreement shall bear on their face a legend substantially as follows:

         "The shares represented by this certificate are subject to all the terms and conditions of a certain Second Amended and Restated Stockholders' Agreement dated as of July __, 1998, as may be amended, a copy of which the Company will furnish to the holder of this certificate upon request and without charge."

         24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them or any of them as to such subject matter.

         25. WAIVERS AND FURTHER AGREEMENTS. Any of the provisions of this Agreement may be waived with the written consent of (a) Founders owning a majority of the Shares then owned by all Founders, and for the purpose of such computation, the number of shares deemed to be held by each holder of Preferred Shares shall be calculated by determining the number of shares of Common Stock the Preferred Shares would be converted into, assuming conversion of such Preferred Shares as of the date such action is to be taken, which waiver shall bind all of the Founders and (b) Investors owning two-thirds of the Shares then owned by all Investors, and for the purpose of such computation, the number of shares deemed to be held by each such Investor shall be calculated by determining the number of shares of Common Stock which would be issuable to such Investor upon the conversion, exercise or exchange of securities that are convertible, exercisable or exchangeable into, or for (whether directly or indirectly) shares of Common Stock assuming the like conversion, exercise, and exchange of such securities as of the date such action is to be taken, which waiver shall bind all of the Investors. The foregoing sentence shall not apply to Sections 2 and 3. Any waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the Parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

         26. AMENDMENTS. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by (a) Founders owning a majority of the Shares then owned by all Founders, and for the purpose of such computation, the number of shares deemed to be held by each holder of Preferred Shares shall be calculated by determining the number of shares of Common Stock the Preferred Shares would be converted into, assuming conversion of such Preferred Shares as of the date such action is to be taken, which amendment shall bind all of the Founders and (b) Investors owning two-thirds of the Shares then owned by all Investors, and for the purpose of such computation, the number of shares deemed to be held by each such Investor shall be calculated by determining the number of shares of Common Stock which would be issuable to such Investor upon the conversion, exercise or exchange of securities that are convertible, exercisable or exchangeable into, or for (whether directly or indirectly) shares of Common Stock assuming the like conversion, exercise, and exchange of such securities as of the date such action is to be taken.

         27. ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

         28. ADDITIONAL SHARES OF STOCK. The Company shall not issue any equity securities or subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire equity securities to any person who is not a Party unless the person to whom such equity securities or subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire equity securities are issued agrees, in a writing delivered simultaneously with such issuance, to become bound by the transfer restrictions and rights of first refusal to the Company similar to those set forth herein.

         29. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

         30. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. A facsimile transmission of a signature hereto shall be deemed for all purposes to be an original signature.

         31. SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         32. CONTINUATION OF EMPLOYMENT. Nothing in this Agreement shall create an obligation on the Company or the Parties to continue any person's employment with the Company.

         33. [RESERVED]

         34. LIABILITY. None of the Founders or Investors shall be personally liable to any party for a breach by the Company or its obligations hereunder.

         35. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without reference to conflicts of law principles.

         36. ADDITIONAL PARTIES. The parties hereto acknowledge that certain Investors as of the date of this amendment and restatement of the Agreement were not parties to the original form of this Agreement, and hereby consent to the making of such persons and entities parties to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have set their hand as of this 1st day of July, 1998.

         COMPANY                       ODYSSEY HEALTHCARE, INC.



                                       By /s/ Richard R. Burnham
                                         -----------------------------
                                         Richard R. Burnham, President


         FOUNDERS:                        /s/ Richard R. Burnham
                                       -------------------------------
                                       Richard R. Burnham



                                          /s/ David C. Gasmire
                                       -------------------------------
                                       David C. Gasmire



                                          /s/ David W. Cross
                                       -------------------------------
                                       David W. Cross



                                          /s/ David L. Steffy
                                       -------------------------------
                                       David L. Steffy



                                          /s/ Robert H. Calland
                                       -------------------------------
                                       Robert H. Calland

                                       THREE ARCH PARTNERS, L.P.



                                          /s/ Mark Wan
                                       ----------------------------------
                                       By Three Arch Management, L.P.,
                                       Its General Partner


                                       THREE ARCH ASSOCIATES, L.P.



                                          /s/ Mark Wan
                                       ----------------------------------
                                       By Three Arch Management, L.P.,
                                       Its General Partner



         INVESTORS:                    THREE ARCH PARTNERS, L.P.



                                          /s/ Mark Wan
                                       ----------------------------------
                                       By Three Arch Management, L.P.,
                                       Its General Partner



                                       THREE ARCH ASSOCIATES, L.P.



                                          /s/ Mark Wan
                                       ----------------------------------
                                       By Three Arch Management, L.P.,
                                       Its General Partner



                                       WEISS, PECK & GREER VENTURE
                                       ASSOCIATES III, L.P.
                                       By WPG Venture Partners III, L.P.,
                                       General Partner



                                       By /s/ Ellen M. Feeney
                                         --------------------------------
                                         Ellen M. Feeney, General Partner

                                       WPG ENTERPRISE FUND II, L.P.
                                       By WPG Venture Partners III, L.P.,
                                       General Partner



                                       By /s/ Ellen M. Feeney
                                         ---------------------------------------
                                         Ellen M. Feeney, General Partner



                                       OAK INVESTMENT PARTNERS VI,
                                       LIMITED PARTNERSHIP



                                       By /s/ Ann Lamont
                                         ---------------------------------------
                                         Ann Lamont, Managing Member of Oak
                                         Associates VI, LLC, the General Partner
                                         of Oak Investment Partners VI, Limited
                                         Partnership



                                       OAK VI AFFILIATES FUND, LIMITED
                                       PARTNERSHIP



                                       By /s/ Ann Lamont
                                         ---------------------------------------
                                         Ann Lamont, Managing Member of Oak
                                         VI Affiliates, LLC, the General Partner
                                         of Oak VI Affiliates Fund, Limited
                                         Partnership



                                       COLLINSON HOWE VENTURE
                                       PARTNERS, INC.



                                       By /s/ Jeffrey J. Collinson
                                         ---------------------------------------
                                         Jeffrey J. Collinson, President

                                       HIGHLAND CAPITAL PARTNERS III
                                       LIMITED PARTNERSHIP

                                       By Highland Management Partners III
                                       Limited Partnership, its General Partner



                                       By /s/ Wycliffe K. Grousbeck
                                         ---------------------------------------
                                         General Partner



                                       HIGHLAND ENTREPRENEURS' FUND
                                       III LIMITED PARTNERSHIP

                                       By HEF III, LLC, its General Partner



                                       By /s/ Wycliffe K. Grousbeck
                                         ---------------------------------------
                                         Wycliffe K. Grousbeck, Member



                                       LIFE SCIENCE ENTREPRENEUR FUND



                                       By /s/ Brian C. Cunningham
                                         ---------------------------------------
                                         Brian C. Cunningham, Administrative
                                         Partner



                                       CAPITAL RESOURCE LENDERS III, L.P.

                                       By: Capital Resource Partners III, L.L.C.
                                           its General Partner



                                       By: /s/ Alexander McGrath
                                         ---------------------------------------

                                       CRP INVESTMENT PARTNERS III,
                                       L.L.C.



                                       By: /s/ Alexander McGrath
                                          ----------------------------------



                                           /s/ Bradley J. Velie
                                       -------------------------------------
                                       Bradley J. Velie



         HOLDERS
                                       -------------------------------------
                                       Joseph D. Lingenfelter